Exhibit 3.25

CERTIFICATE OF FORMATION

OF

American Medical Response Delaware Valley, LLC

1.                                      The name of the limited liability company is American Medical Response Delaware Valley, LLC.

2.                                       The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                       This name and address of the organizer is:

Joshua T. Gaines

American Medical Response Mid-Atlantic, Inc.

2821 S. Parker Road, 10th Floor

Aurora, Colorado 80014

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of American Medical Response of Delaware Valley, LLC this 27th day of October, 1998.

/s/ Joshua T. Gaines
Joshua T. Gaines, Organizer

Certificate of Amendment to Certificate of Formation

of

AMERICAN MEDICAL RESPONSE DELAWARE VALLEY, LLC

It is hereby certified that:

1.                                       The name of the limited liability company (hereinafter called the “limited liability company”) is:

AMERICAN MEDICAL RESPONSE DELAWARE VALLEY, LLC

2.                                       The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on March 8, 2006

/s/ Todd Zimmerman
	Name:	Todd Zimmerman
	Title:	Authorized Person